                                                                     EXHIBIT 6

                     [NATIONAL LIFE OF VERMONT LETTERHEAD]






                                 March 7, 1996



Ladies and Gentlemen:


         In my capacity as Senior Vice President - Product of National Life Insurance Company, I have provided actuarial advice concerning: (a) the preparation of Post-Effective Amendment No. 1 to a registration statement for National Variable Life Insurance Account filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of Flexible Premium Adjustable Benefit Variable Life Insurance Policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.


         It is my professional opinion that:

         (1) The "sales load," as defined in paragraph (c)(4) of Rule 6e-3(T) under the Investment Company Act of 1940, shall not exceed 9 per centum of the payments made under the Policies, in conformance with paragraphs
(b)(13)(i)(B) and (c)(7) of Rule 6e-3(T).


         (2) The illustrations of Death Benefits, Cash Surrender Values, and accumulated premiums in Appendix A of the prospectus (the "Prospectus") contained in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the assumptions stated in the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchasers of Policies, who are male non-smokers age 40 in the preferred rate class, than to prospective purchasers of Policies for males or females at other ages or other rate classes.



         (3) The information contained in the examples in the sections of the prospectus entitled "Detailed Description of Policy Provisions," "Charges and Deductions," and "Policy Rights," based on the assumptions stated in the examples, is consistent with the provisions of the Policies.



         (4) The charge for federal taxes that is imposed under the Policies is reasonable in relation to the Company's increased tax burden as a result of Section 848 of the Internal Revenue Code of 1986, resulting from the Company's receipt of premiums under the Policies. The cost to the Company of capital used to satisfy its increased tax burden under Section 848 is, in essence, the Company's targeted after-tax rate of return on surplus. The targeted after-tax rate of return on surplus is reasonable, and the factors taken into account by the Company in determining the after-tax targeted rate of return on surplus are appropriate factors to consider.



         I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and the use of my name under the heading "Experts" in the prospectus contained in the Registration Statement.


                                        Sincerely,

                                        /s/ Craig A. Smith

                                        Craig A. Smith
                                        Senior Vice President - Product